AMENDMENT NO. ONE TO THE
RIGHTS AGREEMENT

dated as of October 17, 2000 between

WARWICK COMMUNITY BANCORP, INC.

and

REGISTRAR AND TRANSFER COMPANY

as Rights Agent

           WHEREAS, the purpose of this document (this "Amendment") is to amend the Rights Agreement, dated as of October 17, 2000, between Warwick Community Bancorp, Inc. and Registrar and Transfer Company, as Rights Agent (the "Rights Agreement"); and

           WHEREAS, this Amendment is in accordance with Section 27 of the Rights Agreement.

           NOW THEREFORE, in consideration of the premises, it is agreed as follows:

1.       Section 7(b) of the Rights Agreement is hereby amended to read in its entirety as follows:

              (b) The Purchase Price for each one one-hundredth interest in a Preferred Share pursuant to the exercise of a Right shall be $71.00, shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

2.       Exhibit B to the Rights Agreement (the Form of Right Certificate) is hereby amended by revising the first paragraph thereof to read in its entirety as follows:

       "This certifies that _____________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of October 17, 2000, and amended as of September 17, 2002, ( as the same may be further amended from time to time, "Rights Agreement"), by and between Warwick Community Bancorp, Inc., a Delaware corporation ("Company"), and Registrar and Transfer Company ("Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., New York City time, on November 1, 2010 at the designated office of the Rights Agent, or at the office of its successor as Rights Agent, a one one-hundredth interest in a fully-paid, non-assessable share of Series A Junior Participating Preferred Stock, par value $0.01 per share ("Preferred Shares"), of the Company, at a purchase price of $71.00 ("Purchase Price"), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed, along with a signature guarantee and such other and further documentation as the Rights Agent may reasonably require. The number of Rights evidenced by this Right Certificate (and the number of one one-hundredths interests in Preferred Shares that may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of ______________ __, 20 , based on the Preferred Shares as constituted at such date. As provided in the Rights Agreement, the Purchase Price and the number of one one-hundredth interests in Preferred Shares that may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events."

3.       This Amendment may be executed in counterparts, which together shall constitute a single instrument.

           IN WITNESS WHEREOF, the undersigned have executed this Amendment as of this 17th day of September, 2002.

ATTEST:		WARWICK COMMUNITY BANCORP, INC.

/s/ Nancy L. Sobotor-Littell	By:	/s/ Fred G. Kowal
Nancy L. Sobotor-Littell Secretary		Fred G. Kowal Chairman and Chief Executive Officer

ATTEST:		REGISTRAR AND TRANSFER COMPANY

/s/ Thomas L. Montrone	By:	/s/ William P. Tatler
Thomas L. Montrone President and Secretary		William P. Tatler Vice President